EXHIBIT 10.1

Third Amendment
to Private Label PCS Services Agreement

This Third Amendment (“Third Amendment”) is made to the Private Label PCS Services Agreement between Sprint Spectrum L.P., a Delaware limited partnership (“Sprint”) and Cricket Communications, Inc., a Delaware corporation (“Purchaser”) dated August 2, 2010, as amended (the “Agreement”). The following modified and added terms and conditions will be part of the Agreement commencing on the first day following the execution of this Third Amendment by Sprint and Purchaser. Capitalized terms not defined in this Third Amendment shall have the meanings ascribed to them in the Agreement.

Sprint and Purchaser agree as follows:

1.	That the first sentence of Section 2.3 of the Agreement is amended to read as follows:
Purchaser may market and sell the PCS Service as Private Label Service only under service marks, trademarks, and trade names that are owned, controlled, or licensed by Purchaser, one of its Affiliates, any Person that survives a Change of Control Event concerning Purchaser or one of its Affiliates, or any of its Related Entities ("Brands").

2.    All other terms and conditions of the Agreement remain in full force and effect.

IN WITNESS HEREOF, the parties have executed this Third Amendment as of the dates indicated below.

SPRINT SPECTRUM L.P.		CRICKET COMMUNICATIONS, INC.

By:	/s/ WT Esrey	By:	/s/ David Bottoms
Name:	Bill Esrey	Name:	David Bottoms
Title:	Vice President	Title:	Vice President
Date:	4/24/2012	Date:	4/20/2012

Cricket-3rd Amendment	Sprint / Cricket Confidential Information - RESTRICTED 1